Exhibit (a)(5)(C)

FOR IMMEDIATE RELEASE
[LTC PROPERTIES, INC. LOGO]

Contact: Andre C. Dimitriadis, Chairman & CEO
Wendy L. Simpson, Vice Chairman & CFO
(805) 981-8655

LTC PROPERTIES, INC. ANNOUNCES
CHANGE IN EXPIRATION DATE OF $8.50 SELF-TENDER OFFER

OXNARD CALIFORNIA, OCTOBER 4, 2002—LTC Properties, Inc. (NYSE:LTC), announced today that it has changed the expiration date of its recently announced tender offer to purchase for cash up to 1,500,000 shares of its common stock from 5:00 P.M. Eastern time, Monday, October 21, 2002 to 5:00 P.M. Eastern time, on Tuesday, October 22, 2002, unless extended by LTC. The Tender Offer continues to be subject to various conditions described in the Offer to Purchase dated September 23, 2002. This Tender Offer was announced on September 19, 2002 and represents approximately 8% of its issued and outstanding common stock.

At June 30, 2002, LTC had investments in 103 skilled nursing facilities, 97 assisted living residences and one school in 30 states. The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF LTC PROPERTIES, INC.’S COMMON STOCK. COMMENCEMENT OF THE PROPOSED TENDER OFFER IS SUBJECT TO, AMONG OTHER THINGS, COMPLETION OF ALL REGULATORY FILINGS. ANY SOLICITATION OF OFFERS TO BUY LTC PROPERTIES, INC.’S COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS TO BE SENT BY LTC PROPERTIES, INC. TO ITS STOCKHOLDERS ON THE COMMENCEMENT OF THE PROPOSED OFFER. STOCKHOLDERS SHOULD CAREFULLY READ THOSE MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS MAY OBTAIN COPIES OF THE OFFER TO PURCHASE, RELATED MATERIALS AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION’S WEB SITE AT WWW.SEC.GOV WITHOUT CHARGE. STOCKHOLDERS MAY ALSO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FROM LTC PROPERTIES, INC. BY ORAL OR WRITTEN REQUEST TO LTC PROPERTIES, INC., 300 ESPLANADE DRIVE, SUITE 1860, OXNARD, CALIFORNIA 93030, (805) 981-9855 OR FROM THE COMPANY’S INFORMATION AGENT, GEORGESON SHAREHOLDER, 111 COMMERCE ROAD, CARLSTADT, NEW JERSEY 07072-2586, 877-743-0669.

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All Statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.